Exhibit 99.1

Pipex Pharmaceuticals, Inc. Announces the Appointment of Daniel J. Dorman and James S. Kuo, M.D., M.B.A. to the Board of Directors

Ann Arbor, Michigan, February 20, 2007 -- Pipex Pharmaceuticals, Inc. (OTC BB: PPXP), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, announced today the appointment of Daniel J. Dorman and Dr. James S. Kuo to the board of directors of Pipex.

Mr. Dorman is a partner in AFA Private Equity Fund I, an international private equity fund which participated in Pipex’s most recent private placement.

"With several late-stage products under development, increased board guidance from Mr. Dorman and Dr. Kuo in the areas of strategic alliances, financing, sales and marketing, will be very beneficial to achieving our goals," said Steve H. Kanzer, Pipex’s Chairman & Chief Executive Officer.

Mr. Kanzer went onto say, “This board expansion fulfills our independence requirements for listing on a national securities exchange for which we have already applied and are currently pending.”

About Mr. Dorman

Daniel J. Dorman is the President of D. J. Dorman & Co., Inc. and its predecessor companies since 1989. D. J. Dorman & Co., Inc. originates, structures, acquires and manages investments in private equity and buyout opportunities on behalf of several entities. Mr. Dorman is also Chairman and CEO of Dorman Industries, LLC which is a privately owned multi-industry holding company. Additionally, Mr. Dorman is a director of Kux Manufacturing Company, Inc., an architectural engineering and manufacturing company; Chairman of Kroll International, LLC, a wholesaler of law enforcement, homeland defense and public safety equipment; Chairman of Versatile Processing Group, Inc., a holding company for various non-ferrous metal processing and utility service companies serving the industrial and electric utility industries and a director of an international private equity fund, AFA Private Equity Fund I. Mr. Dorman is a graduate of Ferris State University where he holds a Bachelor in Business Administration.

About Dr. Kuo

James S. Kuo, M.D., M.B.A. is the President and Chief Executive Officer of Cysteine Pharma, Inc. From 2003 to 2006, he served as founder, Chairman and Chief Executive Officer of BioMicro Systems, Inc. a private venture-backed, microfluidics company. From 2001 to 2002, he served as President and Chief Executive Officer of Microbiotix, Inc., a private, anti-infectives drug development company. Prior to that time, Dr. Kuo was co-founder, President and Chief Executive Officer of Discovery Laboratories, Inc. where he raised over $22 million in initial private funding and took the company public. He has held senior licensing and business development positions at Pfizer, Inc., and Myriad Genetics, Inc. Dr. Kuo has also been the Managing Director of Venture Analysis at HealthCare Ventures, LLC and Vice President at Paramount Capital Investments, LLC.  Dr. Kuo is further a founder of ArgiNOx Pharmaceuticals, Inc., and Monarch Labs. LLC., and is non-executive Chairman of DOR BioPharma, Inc., a publicly traded pharmaceutical company. Dr. Kuo simultaneously received his M.D. from the University of Pennsylvania School of Medicine and his M.B.A. from the Wharton School of Business.

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug Applications (NDAs) with the FDA in the U.S. and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). For further information, please visit, www.pipexpharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc. (“we” or “our”) current expectations about its future results, performance, prospects and opportunities such as a listing on a national securities exchange. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including COPREXA™, TRIMESTA™, SOLOVAX™, EFFIRMA™ or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward- looking statements.

For Further Information Contact:

Steve H. Kanzer, CPA, Esq.

Chairman and Chief Executive Officer

(734) 332-7800

Charles Bisgaier, Ph.D.

President

(734) 332-7800